EXHIBIT 99

TRIBUNE REPORTS 2006 THIRD QUARTER RESULTS

CHICAGO, Oct. 19, 2006—Tribune Company (NYSE: TRB) today reported third quarter 2006 diluted earnings per share from continuing operations of $.65 compared with $.06 in the third quarter of 2005.

Third quarter 2006 results from continuing operations included the following:

•
A net non-operating gain of $.22 per diluted share, $.19 of which relates to the restructuring in September of TMCT, LLC and TMCT II, LLC, two partnerships that Tribune inherited in its acquisition of Times Mirror. Tribune recorded a one-time gain of $48 million, net of tax, as a result of this transaction.

Third quarter 2005 results from continuing operations included the following:

•
A net non-operating loss of $.43 per diluted share related primarily to an adverse tax ruling disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of Times Mirror. Tribune inherited the preexisting tax dispute in its acquisition of Times Mirror.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Our third quarter financial results reflect the continued soft advertising environment,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “However, growth in our interactive business is solid and the newly-launched CW Network will drive improved prime time ratings and revenues at our television stations. We continue to make progress with our overall performance improvement plan as we focus on maximizing value for Tribune shareholders.”

On Sept. 21, 2006, the company announced that its board of directors had established an independent special committee to oversee management’s exploration of strategic alternatives for creating additional value for shareholders.

As part of its performance improvement plan, the company announced the sales of its Atlanta and Albany television stations in June 2006 and its Boston television station in September. The results of operations of these stations are now reported as discontinued operations. Tribune closed the sale of its Atlanta television station during the third quarter. The Boston and Albany sales will close upon regulatory approval.

THIRD QUARTER 2006 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Third Quarter 2005)

CONSOLIDATED

Tribune’s 2006 third quarter operating revenues decreased 3 percent, or $35 million, to $1.35 billion. Consolidated cash operating expenses were up 1 percent, or $11 million, which included $4 million of stock-based compensation expense. Operating cash flow was down 14 percent to $293 million from $338 million, while operating profit declined 17 percent to $235 million from $283 million.

PUBLISHING

Publishing’s third quarter operating revenues were $956 million, down 2 percent, or $24 million. Publishing cash operating expenses increased $3 million to $772 million. Publishing operating cash flow was $185 million, a 13 percent decrease from $212 million in 2005. Publishing operating profit decreased 17 percent to $141 million, down from $170 million in 2005.

Management Discussion

•	Advertising revenues decreased 2 percent, or $17 million, for the quarter. Excluding Newsday, advertising revenues declined 1 percent, or $6 million.

•
Retail advertising revenues were flat for the quarter. Increases at South Florida, Orlando, Chicago and Newport News were offset by decreases at Newsday and Hartford. Preprint revenues decreased 1 percent; excluding Newsday, preprint revenues were up 1 percent.

•	National advertising revenues were down 8 percent for the quarter, with declines across most categories.

•	Classified advertising revenues declined 1 percent for the quarter: real estate revenues rose 24 percent, auto revenues fell by 15 percent and help wanted revenues declined 10 percent.

•	Interactive revenues, which are included in the above categories, were up 28 percent to $61 million, mainly due to strength across all classified categories.

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

•	Circulation revenues were down 6 percent, or $9 million, for the quarter.
•
Individually paid circulation (home delivery plus single copy) for Tribune’s 11 metro newspapers averaged 2.8 million copies daily (Mon-Fri) and 4.0 million copies Sunday, down about 0.8 percent and 2.5 percent respectively, from the same reporting period in 2005.

•
Total net paid circulation averaged 2.8 million copies daily (Mon-Fri), off 3.8 percent from the prior year’s third quarter, and 4.1 million copies Sunday, representing a decline of 4.6 percent from the prior year as the company continued to reduce “other paid” circulation.

•
Cash operating expenses increased $3 million primarily due to $2 million of stock-based compensation expense and a $2 million severance charge related to outsourcing circulation call centers. All other cash expenses were down slightly as increases in mailed preprint advertising postage, outside services and newsprint expense were more than offset by lower compensation expense resulting from a 5 percent reduction in full time equivalent employees.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s third quarter operating revenues decreased 3 percent to $393 million, down from $403 million in 2005. Group cash operating expenses increased 3 percent, or $7 million, to $271 million. Operating cash flow was $121 million, down 13 percent from $139 million, and operating profit decreased 15 percent to $108 million from $127 million in 2005.

Television’s third quarter revenues decreased 3 percent to $278 million, down from $288 million in 2005. Television cash operating expenses were up 3 percent, or $5 million from last year. Television operating cash flow was $86 million, a 15 percent decrease from $101 million in 2005. Television operating profit declined 18 percent to $74 million, down from $90 million.

Management Discussion

•
Station revenues in Los Angeles showed improvement in part due to increased political advertising, while New York and Chicago were down for the quarter. On a group basis, declines in the retail, health care, auto and restaurant categories were partially offset by gains in movies, telecom and education categories.

•
Television’s cash operating expenses were up 3 percent, or $5 million, due to a $6 million increase in broadcast rights and $1 million of stock-based compensation expense, partially offset by current year cost savings and the absence of approximately $2 million of costs related to Hurricane Katrina at our two New Orleans stations in 2005.

•	Radio/entertainment revenues reflect reduced syndication revenues at Tribune Entertainment and lower revenues at WGN Radio, partially offset by higher revenues for the Chicago Cubs.

EQUITY RESULTS

Net equity income was $19 million in the third quarter of 2006, compared with $8 million in the third quarter of 2005. The increase reflects operating improvements at TV Food Network and CareerBuilder, as well as the absence of losses from The WB Network.

NON-OPERATING ITEMS

In the 2006 third quarter, Tribune recorded a pre-tax non-operating gain of $64 million primarily as a result of the restructuring of TMCT, LLC and TMCT II, LLC. Other non-operating items included a gain on the sale of 2.8 million shares of Time Warner stock unrelated to the PHONES and a loss from marking-to-market the derivative component of the company’s PHONES and the related Time Warner investment. In addition, the company recorded a favorable $4 million income tax expense adjustment as a result of resolving certain state income tax issues. In the aggregate, non-operating items in the third quarter of 2006 resulted in an after-tax gain of $56 million, or $.22 per diluted share.

In the 2005 third quarter, Tribune recorded a pre-tax non-operating gain of $27 million primarily from marking-to-market the derivative component of the company’s PHONES and the related Time Warner investment. In addition, the company recorded $150 million of additional income tax expense as a result of the Matthew Bender Tax Court ruling. The company has appealed the Tax Court ruling to the United States Court of Appeals for the Seventh Circuit. Tribune does not expect a ruling before the second half of 2007. The company cannot predict with certainty the outcome of this appeal. In the aggregate, non-operating items in the third quarter of 2005 resulted in an after-tax loss of $134 million, or $.43 per diluted share.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2006 third quarter increased to $14 million from $13 million in the third quarter of 2005, primarily due to $1 million of stock-based compensation expense.

In conjunction with the leveraged recapitalization initiated in May, the company acquired 45 million shares of its common stock at a price of $32.50 per share on July 5, 2006. The company also acquired 10 million shares of its common stock from the McCormick Tribune Foundation and the Cantigny Foundation at a price of $32.50 per share on July 12. In addition, Tribune repurchased 11 million shares in the third quarter of 2006 in the open market. Diluted weighted average shares outstanding declined by 19 percent from the third quarter of 2005 due to the stock repurchases.

Interest expense for the 2006 third quarter increased to $84 million, up 118 percent from $39 million in the third quarter of 2005. The increase in interest expense was primarily due to higher debt levels and interest rates. Debt, excluding the PHONES, was $4.7 billion at the end of the 2006 third quarter and $2.0 billion at the end of the 2005 third quarter. The increase was due to financing the stock repurchases and paying the Matthew Bender and Mosby tax liabilities in the fourth quarter of 2005.

Capital expenditures were $57 million in the third quarter of 2006.

DETAILS OF CONFERENCE CALL

Today at 8 a.m., CT, management will host a conference call to discuss third quarter 2006 results. To access the call, dial 800/561-2601 (domestic) or 617/614-3518 (international) at least 10 minutes prior to the scheduled 8 a.m. start. The participant access code is 72156881. Replays of the conference call will be available October 19 through October 26. To hear the replay, dial 888/286-8010 (domestic) or 617/801-6888 (international) and use access code 61413683. A live webcast will be accessible through www.tribune.com and www.earnings.com. An archive of the webcast will be available on these sites from October 19 through November 2.

More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 25 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The company's next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY
THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THIRD QUARTER (A)
			%
	2006	2005	Change

OPERATING REVENUES	$1,349,035	$1,383,703	(2.5)
OPERATING EXPENSES (B)	1,113,721	1,100,215	1.2

OPERATING PROFIT (C)	235,314	283,488	(17.0)

Net Income on Equity Investments	18,743	8,051	132.8
Interest and Dividend Income	4,678	2,888	62.0
Interest Expense	(84,324)	(38,617)	118.4
Non-Operating Items (D)	63,525	27,175	133.8

Income from Continuing Operations Before Income Taxes	237,936	282,985	(15.9)

Income Taxes (D)	(74,154)	(261,298)	(71.6)

Income from Continuing Operations	163,782	21,687	NM

Income from Discontinued Operations, net of tax (E)	558	2,324	(76.0)

NET INCOME	164,340	24,011	NM

Preferred Dividends	(2,103)	(2,090)	0.6

Net Income Attributable to Common Shares	$162,237	$21,921	NM

EARNINGS PER SHARE

Basic
Continuing Operations	$.65	$.06	NM
Discontinued Operations	–	.01	NM
Net Income	$.66	$.07	NM

Diluted (F)
Continuing Operations	$.65	$.06	NM
Discontinued Operations	–	.01	NM
Net Income	$.65	$.07	NM

DIVIDENDS PER COMMON SHARE	$.18	$.18	–

Diluted Weighted Average Common Shares Outstanding (G)	252,808	313,797	(19.4)

(A)	2006 third quarter: June 26, 2006 to Sept. 24, 2006. (13 weeks)
2005 third quarter: June 27, 2005 to Sept. 25, 2005. (13 weeks)

(B)	Operating expenses for the third quarter of 2006 included $4 million, or $.01 per diluted share, of stock-based compensation expense ($2 million for Publishing, $1 million for Broadcasting and Entertainment and $1 million for Corporate)
and $2 million of severance expense in Publishing.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The third quarter of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(17,746)	$(10,825)	$(.04)
Gain on TMCT transactions (2)	59,596	47,988.19
Gain on sales of investments, net (3)	17,507	10,679.04
Other, net	4,168	4,618.02
Income tax adjustment (4)	–	3,820.02
Total non-operating items	$63,525	$56,280	$.22

The third quarter of 2005 included the following non-operating items:

	Pretax	After-tax
	Gain	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$27,120	$16,543	$.05
Other, net	55	34	–
Income tax adjustment (5)	–	(150,493)	(.48)
Total non-operating items	$27,175	$(133,916)	$(.43)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company's PHONES and the related Time Warner shares.

(2)	The Company recorded a gain as a result of the restructuring of the TMCT, LLC and TMCT II, LLC partnerships on
Sept. 22, 2006.

(3)	The 2006 gain on sale of investments consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the PHONES.

(4)	In the third quarter of 2006, the Company reduced its income tax expense and liabilities by $4 million as a result of favorably resolving certain state income tax issues.

(5)	On Sept 27. 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of
Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in 2000, and inherited the preexisting tax dispute at that time. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion.
Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million.
The Company had a tax reserve of approximately $230 million, net of tax, related to the litigation. As a result of the Tax Court ruling, the Company increased its tax reserve by $609 million by recording additional income tax expense of $150 million and goodwill of approximately $459 million in the third quarter of 2005.

(E)	In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in
August 2006. In September 2006, the Company announced an agreement to sell its Boston television station. Operating results for these stations are now reported as discontinued operations. A gain is expected on the Boston sale and will be recorded when the sale closes. Income from discontinued operations in the third quarter included the following:

	Third Quarter
	2006	2005

Income from operations, net of tax	$72	$2,324
Adjustment to loss on sale of Atlanta, net of tax	486	–
Total	$558	$2,324

(F)	For the third quarters of 2006 and 2005, weighted average common shares outstanding used in the calculations of diluted earnings per share ("EPS") were adjusted for the dilutive effect of stock-based compensation grants. In addition, the third quarter 2006 diluted EPS calculation assumed that the Company's Series C, D-1 and D-2 preferred shares were converted into common shares. All of the Series
C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these partnerships, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding.
Weighted average converted shares through Sept. 22, 2006 were used in the third quarter 2006 calculation. The Series
C, D-1 and D-2 preferred shares were not reflected in the third quarter 2005 diluted EPS calculation because their effects were anti-dilutive. Following are the calculations for the third quarter:

	Third Quarter
	2006	2005

Income from continuing operations	$163,782	$21,687
Income from discontinued operations, net of tax	558	2,324
Net income	164,340	24,011
Dividends for Series C, D-1 and D-2 preferred stock	–	(2,090)
Adjusted net income attributable to common shares	$164,340	$21,921

Weighted average common shares outstanding	247,389	311,345
Adjustment for stock-based compensation grants	2,116	2,452
Adjustment for assumed conversion of Series C, D-1 and D-2 preferred stock	3,303	-
Adjusted weighted average common shares outstanding	252,808	313,797

Diluted earnings per share:
Continuing operations	$.65	$.06
Discontinued operations	–	.01
Net income	$.65	$.07

(G)	The number of common shares outstanding, in thousands, at Sept. 24, 2006 was 238,769.

TRIBUNE COMPANY
THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	THREE QUARTERS (A)
	2006	2005	% Change

OPERATING REVENUES	$4,050,855	$4,119,287	(1.7)
OPERATING EXPENSES (B)	3,289,198	3,255,806	1.0

OPERATING PROFIT (C)	761,657	863,481	(11.8)

Net Income on Equity Investments (D)	51,308	20,419	151.3
Interest and Dividend Income	9,330	5,135	81.7
Interest Expense	(180,375)	(109,075)	65.4
Non-Operating Items (E)	43,104	90,227	(52.2)

Income from Continuing Operations Before Income Taxes	685,024	870,187	(21.3)

Income Taxes (E)	(256,257)	(478,583)	(46.5)

Income from Continuing Operations	428,767	391,604	9.5

(Loss) Income from Discontinued Operations, net of tax (F)	(73,829)	8,644	NM

NET INCOME	354,938	400,248	(11.3)

Preferred Dividends	(6,309)	(6,270)	0.6

Net Income Attributable to Common Shares	$348,629	$393,978	(11.5)

EARNINGS PER SHARE

Basic
Continuing Operations	$1.48	$1.22	21.3
Discontinued Operations	(.26)	.03	NM
Net Income	$1.22	$1.25	(2.4)

Diluted (G)
Continuing Operations	$1.47	$1.21	21.5
Discontinued Operations	(.26)	.03	NM
Net Income	$1.22	$1.24	(1.6)

DIVIDENDS PER COMMON SHARE	$.54	$.54	–

Diluted Weighted Average Common Shares Outstanding (H)	286,435	317,378	(9.7)

(A)	2006 first three quarters: Dec. 26, 2005 to Sept. 24, 2006. (39 weeks)
2005 first three quarters: Dec. 27, 2004 to Sept. 25, 2005. (39 weeks)

(B)	Operating expenses for the first three quarters of 2006 included stock-based compensation expense of $27 million, or $.06 per diluted share ($12 million for Publishing, $5 million for Broadcasting and Entertainment and $10 million for Corporate), a charge of $20 million, or $.04 per diluted share, for severance and other payments associated with the new union contracts at Newsday, $2 million for other severance charges in Publishing and a gain of $7 million, or $.02 per diluted share, related to property sales in Publishing.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the first three quarters of 2006 included the Company's $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The first three quarters of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(34,184)	$(20,852)	$(.07)
Gain on TMCT transactions (2)	59,596	47,988.17
Gain on sales of investments, net (3)	20,811	12,695.04
Other, net	(3,119)	169	–
Income tax adjustments	–	225	–
Total non-operating items	$43,104	$40,225	$.14

The first three quarters of 2005 included the following non-operating items:

	Pretax	After-tax
	Gain	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$86,671	$52,869	$.17
Other, net	3,556	2,169.01
Income tax adjustments (4)	–	(138,664)	(.44)
Total non-operating items	$90,227	$(83,626)	$(.26)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company's PHONES and the related Time Warner shares.

(2)	The Company recorded a gain as a result of the restructuring of the TMCT, LLC and TMCT II, LLC partnerships on
Sept. 22, 2006.

(3)	The 2006 gain on sale of investments consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the PHONES.

(4)	On Sept. 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of
Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in 2000, and inherited the preexisting tax dispute at that time. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion.
Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million.
The Company had a tax reserve of approximately $230 million, net of tax, related to the litigation. As a result of the Tax Court ruling, the Company increased its tax reserve by $609 million by recording additional income tax expense of $150 million and goodwill of approximately $459 million in the third quarter of 2005. In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(F)	In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston television station.
Operating results for these stations are now reported as discontinued operations. Income (loss) from discontinued operations in the first three quarters included the following:

	Three Quarters
	2006	2005

Income from operations, net of tax	$3,704	$8,644
Loss on sales, net of tax (1)	(77,533)	–
Total	$(73,829)	$8,644

(1)	In the first three quarters of 2006, the Company recorded a pretax loss of $89 million, including $80 million of allocated television group goodwill, to write down the Atlanta and Albany net assets to estimated fair value, less cost to sell. In accordance with Financial
Accounting Standard ("FAS") No. 142, "Goodwill and Other Intangible Assets", the Company aggregates all of its television stations into one reporting unit for goodwill accounting purposes. Although no goodwill was recorded when the Atlanta station was acquired and only $.3 million of goodwill was recorded for the Albany acquisition, FAS 142 requires the Company to allocate a portion of its total television group goodwill to stations that are sold based on the fair value of the stations, relative to the fair value of the Company's remaining stations. A gain is expected on the Boston sale and will be recorded when the sale closes.

(G)	For the first three quarters of 2006 and 2005, weighted average common shares outstanding used in the calculations of diluted earnings per share ("EPS") were adjusted for the dilutive effect of stock-based compensation grants. The Company's Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first three quarters of either year because their effects were antidilutive. All of the Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II,
LLC. In connection with a restructuring of these partnerships, all of these preferred shares were distributed to the Company on
Sept. 22, 2006 and are no longer outstanding. Following are the calculations for the first three quarters:

	Three Quarters
	2006	2005

Income from continuing operations	$428,767	$391,604
(Loss) income from discontinued operations, net of tax	(73,829)	8,644
Net income	354,938	400,248
Dividends for Series C, D-1 and D-2 preferred stock	(6,309)	(6,270)
Net income attributable to common shares	$348,629	$393,978

Weighted average common shares outstanding	284,764	314,706
Adjustment for stock-based compensation grants	1,671	2,672
Adjusted weighted average common shares outstanding	286,435	317,378

Diluted earnings per share:
Continuing operations	$1.47	$1.21
Discontinued operations	(0.26)	0.03
Net Income	$1.22	$1.24

(H)	The number of common shares outstanding, in thousands, at Sept. 24, 2006 was 238,769.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	THIRD QUARTER			THREE QUARTERS
			%			%
	2006	2005	Change	2006	2005	Change
PUBLISHING
Operating Revenues	$956,480	$980,354	(2.4)	$2,981,312	$3,024,490	(1.4)
Cash Operating Expenses (A) (B) (C)	(771,740)	(768,326)	0.4	(2,328,634)	(2,306,416)	1.0
Operating Cash Flow (D) (E)	184,740	212,028	(12.9)	652,678	718,074	(9.1)
Depreciation and Amortization Expense	(43,508)	(42,298)	2.9	(128,567)	(132,154)	(2.7)
Total Operating Profit (E)	$141,232	$169,730	(16.8)	$524,111	$585,920	(10.5)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$277,540	$287,542	(3.5)	$852,922	$869,908	(2.0)
Radio/Entertainment	115,015	115,807	(0.7)	216,621	224,889	(3.7)
Total Operating Revenues	392,555	403,349	(2.7)	1,069,543	1,094,797	(2.3)

Cash Operating Expenses (A) (C)
Television	(191,629)	(186,709)	2.6	(569,043)	(549,361)	3.6
Radio/Entertainment	(79,621)	(77,543)	2.7	(176,940)	(191,652)	(7.7)
Total Cash Operating Expenses	(271,250)	(264,252)	2.6	(745,983)	(741,013)	0.7

Operating Cash Flow (D) (E)
Television	85,911	100,833	(14.8)	283,879	320,547	(11.4)
Radio/Entertainment	35,394	38,264	(7.5)	39,681	33,237	19.4
Total Operating Cash Flow	121,305	139,097	(12.8)	323,560	353,784	(8.5)

Depreciation and Amortization Expense
Television	(11,834)	(10,919)	8.4	(33,395)	(32,512)	(2.7)
Radio/Entertainment	(1,671)	(1,312)	27.4	(4,518)	(3,683)	22.7
Total Depreciation and Amortization Expense	(13,505)	(12,231)	10.4	(37,913)	(36,195)	4.7

Operating Profit (Loss) (E)
Television	74,077	89,914	(17.6)	250,484	288,035	(13.0)
Radio/Entertainment	33,723	36,952	(8.7)	35,163	29,554	19.0
Total Operating Profit	$107,800	$126,866	(15.0)	$285,647	$317,589	(10.1)

CORPORATE EXPENSES
Operating Cash Flow (D) (E)	$(13,362)	$(12,694)	5.3	$(47,060)	$(38,807)	21.3
Depreciation and Amortization Expense	(356)	(414)	(14.0)	(1,041)	(1,221)	(14.7)
Total Operating Loss (E)	$(13,718)	$(13,108)	4.7	$(48,101)	$(40,028)	20.2

CONSOLIDATED
Operating Revenues	$1,349,035	$1,383,703	(2.5)	$4,050,855	$4,119,287	(1.7)
Cash Operating Expenses (A) (C)	(1,056,352)	(1,045,272)	1.1	(3,121,677)	(3,086,236)	1.1
Operating Cash Flow (D) (E)	292,683	338,431	(13.5)	929,178	1,033,051	(10.1)
Depreciation and Amortization Expense	(57,369)	(54,943)	4.4	(167,521)	(169,570)	(1.2)
Total Operating Profit (E)	$235,314	$283,488	(17.0)	$761,657	$863,481	(11.8)

(A)	The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expenses are not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$815,248	$284,755	$13,718	$1,113,721
Less: depreciation and amortization expense	43,508	13,505	356	57,369
Cash operating expenses	$771,740	$271,250	$13,362	$1,056,352

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$810,624	$276,483	$13,108	$1,100,215
Less: depreciation and amortization expense	42,298	12,231	414	54,943
Cash operating expenses	$768,326	$264,252	$12,694	$1,045,272

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$2,457,201	$783,896	$48,101	$3,289,198
Less: depreciation and amortization expense	128,567	37,913	1,041	167,521
Cash operating expenses	$2,328,634	$745,983	$47,060	$3,121,677

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$2,438,570	$777,208	$40,028	$3,255,806
Less: depreciation and amortization expense	132,154	36,195	1,221	169,570
Cash operating expenses	$2,306,416	$741,013	$38,807	$3,086,236

(B)	Publishing cash operating expenses for the third quarter and first three quarters of 2006 included $2 million of severance charges.
Publishing cash operating expenses for the first three quarters of 2006 also included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday and a gain of $7 million related to property sales.

(C)	Cash operating expenses for the third quarter of 2006 included stock-based compensation expense of $2 million for Publishing,
$1 million for Broadcasting and Entertainment and $1 million for Corporate. Cash operating expenses for the first three quarters of 2006 included stock-based compensation expense of $12 million for Publishing, $5 million for Broadcasting and Entertainment and
$10 million for Corporate.

(D)	Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company's business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The
Company's definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(E)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$141,232	$107,800	$(13,718)	$235,314
Add back: depreciation and amortization expense	43,508	13,505	356	57,369
Operating cash flow	$184,740	$121,305	$(13,362)	$292,683

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$169,730	$126,866	$(13,108)	$283,488
Add back: depreciation and amortization expense	42,298	12,231	414	54,943
Operating cash flow	$212,028	$139,097	$(12,694)	$338,431

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$524,111	$285,647	$(48,101)	$761,657
Add back: depreciation and amortization expense	128,567	37,913	1,041	167,521
Operating cash flow	$652,678	$323,560	$(47,060)	$929,178

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$585,920	$317,589	$(40,028)	$863,481
Add back: depreciation and amortization expense	132,154	36,195	1,221	169,570
Operating cash flow	$718,074	$353,784	$(38,807)	$1,033,051

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
(In thousands)

	Period 9 (4 Weeks)			Third Quarter (13 Weeks)			Year to Date (39 Weeks)
			%			%			%
	2006	2005	Change	2006	2005	Change	2006	2005	Change
Publishing
Advertising
Retail	$105,160	$104,610	0.5	$306,769	$307,232	(0.2)	$938,449	$943,050	(0.5)
National	51,456	57,877	(11.1)	157,490	171,893	(8.4)	518,346	562,660	(7.9)
Classified	92,512	94,558	(2.2)	291,928	294,195	(0.8)	910,011	878,002	3.6
Sub-Total	249,128	257,045	(3.1)	756,187	773,320	(2.2)	2,366,806	2,383,712	(0.7)
Circulation	42,631	45,513	(6.3)	137,679	146,472	(6.0)	425,518	448,106	(5.0)
Other	20,054	20,314	(1.3)	62,614	60,562	3.4	188,988	192,672	(1.9)
Segment Total (A)	311,813	322,872	(3.4)	956,480	980,354	(2.4)	2,981,312	3,024,490	(1.4)

Broadcasting & Entertainment
Television	89,797	94,506	(5.0)	277,540	287,542	(3.5)	852,922	869,908	(2.0)
Radio/Entertainment	31,649	36,760	(13.9)	115,015	115,807	(0.7)	216,621	224,889	(3.7)
Segment Total	121,446	131,266	(7.5)	392,555	403,349	(2.7)	1,069,543	1,094,797	(2.3)
Consolidated Revenues	$433,259	$454,138	(4.6)	$1,349,035	$1,383,703	(2.5)	$4,050,855	$4,119,287	(1.7)

Total Advertising Inches (B)
Full Run
Retail	489	466	4.9	1,402	1,374	2.0	4,245	4,254	(0.2)
National	239	276	(13.4)	770	856	(10.0)	2,496	2,741	(8.9)
Classified	757	825	(8.2)	2,451	2,582	(5.1)	7,789	7,571	2.9
Sub-Total	1,485	1,567	(5.2)	4,623	4,812	(3.9)	14,530	14,566	(0.2)
Part Run	1,635	1,580	3.5	5,218	4,917	6.1	15,767	15,216	3.6
Total	3,120	3,147	(0.9)	9,841	9,729	1.2	30,297	29,782	1.7

Preprint Pieces (B)	1,206,359	1,136,615	6.1	3,563,034	3,533,074	0.8	10,540,925	10,790,509	(2.3)

(A)	Publishing advertising and other revenues for 2005 have been reclassified to conform with the 2006 presentation. There was no effect on total revenues.

(B)	Volume for 2005 has been modified to conform with the 2006 presentation. Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.